Exhibit 10.2

H&R BLOCK

DEFERRED COMPENSATION PLAN

FOR DIRECTORS

Amended and Restated

Effective July 1, 2002

H&R BLOCK
DEFERRED COMPENSATION PLAN
FOR DIRECTORS

H&R BLOCK
DEFERRED COMPENSATION PLAN
FOR DIRECTORS

     H&R Block, Inc. (the “Company”) hereby amends and restates, effective July 1, 2002, the nonqualified deferred compensation plan for the benefit of specified Directors of the Company and such other entities as may be designated by the Company from time to time known as the H&R Block Deferred Compensation Plan for Directors (the “Plan”).

ARTICLE 1 DEFERRED COMPENSATION ACCOUNT

     Section 1.1. Establishment of Account. The Company shall establish an Account for each Participant which shall be utilized solely as a device to measure and determine the amount of deferred Director’s Fees to be paid under the Plan.

     Section 1.2. Property of Company and Participating Affiliates. Any amounts so set aside for benefits payable under the Plan are the property of the Company and its Participating Affiliates, except, and to the extent, of any assignment of such assets to an irrevocable trust.

ARTICLE 2 DEFINITIONS, GENDER, AND NUMBER

     Section 2.1. Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

2.1.1. “Account” means the device used to measure and determine the amount of deferred Director’s Fees to be paid to a Participant or Beneficiary under the Plan, and may refer to the separate Accounts that represent amounts deferred by a Participant under separate Permissible Deferral elections.

2.1.2. “Affiliates” or “Affiliate” means a group of entities, including the Company, which constitutes a controlled group of corporations (as defined in section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) under common control (as defined in section 414(c) of the Code), and members of an affiliated service group (within the meaning of section 414(m) of the Code).

2.1.3. “Age” of a Participant means the number of whole years that have elapsed since the date of the Participant’s birth.

2.1.4. “Assumed Interest Rate” has the meaning specified in Section 6.2.3.

2.1.5. “Beneficiary” or “Beneficiaries” means the persons or trusts designated by a Participant in writing pursuant to Section 6.3.4 of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 6.3.5 of the Plan.

2.1.6. “Board” means the Board of Directors of the Company as constituted at the relevant time.

2.1.7. “Closing Price” means the closing price of the Company’s Common Stock on the New York Stock Exchange as of the applicable date; provided, however, that if no closing price is available for such date, “Closing Price” means the closing price of the Company’s Common Stock as of the immediately preceding date for which a price is available.

2.1.8. “Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section.

2.1.9. “Committee” means the Compensation Committee of the Board.

2.1.10. “Common Stock” means the common stock of the Company.

2.1.11. “Company” means H&R Block, Inc.

2.1.12. “Deferred Compensation Unit” means a unit equal in value to one share of Common Stock and posted to a Participant’s Account for the purpose of measuring the benefits payable under the Plan.

2.1.13. “Director” or “Directors” means a Non-Employee serving as a member on the Board of Directors of a Participating Affiliate.

2.1.14. “Director’s Fees” of a Director for any Plan Year means that individual’s (a) quarterly retainer, (b) Board meeting fees, (c) committee meeting fees, and (d) any other retainer or fees for that Plan Year.

2.1.15. “Enrollment Period” for a Plan Year commencing January 1 means the immediately preceding period of October 1 through December 15, inclusive.

2.1.16. “Initial Payment Period” has the meaning specified in Section 6.2.2.

2.1.17. “Non-Employee” means any person who is not classified as a common-law employee of an Affiliate by such Affiliate.

2.1.18. “Overall Payment Period” has the meaning specified in Section 6.2.2.

2.1.19. “Participant” means a Non-Employee Director who is eligible to participate in the Plan and has elected to participate in the Plan.

2.1.20. “Participating Affiliate” or “Participating Affiliates” means the Company and the following indirect subsidiaries of the Company, each of which is an Affiliate: HRB Management, Inc., H&R Block Services, Inc., Block Financial Corporation, HRB Business Services, Inc., and the majority-owned U.S. subsidiaries of such indirect subsidiaries; and such other Affiliates as may be designated as such by the Committee from time to time.

2.1.21. “Permissible Deferral” means a deferral in a Plan Year of one hundred percent (100%) of any one or more of the components of Director’s Fees.

Director’s Fees deferrals shall be made in single sum deferrals at the time that the Director’s Fees would otherwise be paid to the Director.

2.1.22. “Plan” means the “H&R Block Deferred Compensation Plan for Directors” as set forth herein and as amended or restated from time to time.

2.1.23. “Plan Year” means the calendar year for Permissible Deferrals of Participants elected to commence on January 1, 1998, or later.

2.1.24. “Plan Year Payment Period” has the meaning specified in Section 6.2.2.

2.1.25. “Remainder Payment Period” has the meaning specified in Section 6.2.2.

2.1.26. “Standard Form of Benefit” as to any Participant means semimonthly payments for a ten (10) year period.

2.1.27. “Trust” means the H&R Block, Inc. Deferred Compensation Trust Agreement.

     Section 2.2. Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE 3 PARTICIPATION

     Section 3.1. Who May Participate. Participation in the Plan is limited to Directors.

     Section 3.2. Time and Conditions of Participation. An eligible Director shall become a Participant only upon (a) the individual’s completion of a Permissible Deferral election for the succeeding Plan Year during an Enrollment Period, in accordance with a form established by the Company from time to time, and (b) compliance with such terms and conditions as the Committee may from time to time establish for the implementation of the Plan, including, but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan.

     Section 3.3. Termination of Participation. Once a Director has become a Participant in the Plan, participation shall continue until the first to occur of (a) payment in full of all benefits to which the Participant or Beneficiary is entitled under the Plan, or (b) the occurrence of an event specified in Section 3.4 which results in loss of benefits. Except as otherwise specified in the Plan, the Company may not terminate an individual’s participation in the Plan.

     Section 3.4. Missing Persons. If the Company is unable to locate the Participant or his or her Beneficiary for purposes of making a distribution, the amount of a Participant’s benefits under this Plan that would otherwise be considered as non-forfeitable shall be forfeited effective four (4) years after (a) the last date a payment of said benefit was made, if at least one such payment was made, or (b) the first date a payment of said benefit was directed to be made by the Company pursuant to the terms of the Plan, if no payments had been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

     Section 3.5. Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other benefit plan or program sponsored by an Affiliate for which such Participant would otherwise be eligible.

ARTICLE 4 ENTRIES TO THE ACCOUNT

     Section 4.1. Deferrals. If the Participant elects the fixed and/or variable crediting rate option for measuring the performance of the Account under Section 4.2, the Company shall post to the Account of such Participant on the date the Director’s Fees would otherwise be paid the amount of Director’s Fees to be deferred as designated by the Participant’s Permissible Deferral election in effect for each Plan Year. If the Participant elects the Common Stock crediting rate option for measuring the performance of the Account under Section 4.2, (a) the Company shall post to the Account of such Participant a number of Deferred Compensation Units equivalent to the amount of Director’s Fees to be deferred as designated by the Participant’s Permissible Deferral election in effect for than Plan Year; (b) deferrals of Director’s Fees (and the corresponding number of Deferred Compensation Units) shall be posted as of the date the Director’s Fees would otherwise be paid the amount of Director’s Fees to be deferred; and (c) the number of Deferred Compensation Units posted for each calendar month in which Director’s Fees would otherwise be paid the amount of Director’s Fees to be deferred shall be calculated by dividing: (i) the dollar amount deferred during that month; by (ii) the Closing Price on the first business day of that month. A Participant may elect to allocate no more than twenty-five percent (25%) of his or her deferrals to the Common Stock crediting rate. In the event a Participant has previously elected to allocate more than twenty-five percent (25%) of his or her deferrals to the Common Stock crediting rate and such election has not been changed on or before June 30, 2002, effective July 1, 2002, the Participant’s allocation election will automatically be changed to reduce such allocation of deferrals to the Common Stock crediting rate to twenty-five percent (25%) and the amount previously allocated to the Common Stock crediting rate that exceeds twenty-five percent (25%) will automatically be allocated to the fixed rate crediting option.

     Section 4.2. Crediting Rate. Gains or losses shall be posted to the Account on a daily basis in accordance with the Participant’s election of investment options which will be a reference for measuring the performance of the Account. The Company intends to measure the performance of the Account in accordance with the Participant’s election but reserves the right to do otherwise. Statements of Account balances shall be provided no less frequently than on a quarterly basis. The Participant shall elect from among the following investment options: (i) a fixed rate as described in 4.2.1, (ii) a variable rate as described in 4.2.2, or (iii) a Common Stock crediting rate as described in 4.2.3. A Participant may elect to allocate no more than twenty-five percent (25%) of his or her deferrals or Account to the Common Stock crediting rate. On a monthly basis, Participants may elect to reallocate all or any portion of their Account balances among the available investment options, including those funds selected by the Company for the variable rate investment option, provided said reallocations are in whole number increments and further provided that said reallocations will not result in an allocation of more than twenty-five percent (25%) of their Account balances to the Common Stock crediting rate. If as of July 1, 2002, a Participant’s Account has an allocation of greater than twenty-five percent (25%) of the Account to the Common Stock crediting rate, the Participant will be given the opportunity to reallocate that portion of the Account allocated to the Common Stock crediting rate that exceeds twenty-five percent (25%) of the total Account balance to another crediting rate option as of July 1, 2002. If the Participant does not elect to reallocate such excess, such excess will automatically be reallocated to the fixed rate crediting option as of July 1, 2002. If as of January 1, 2003, or any January 1 thereafter, a Participant’s Account has an allocation of greater than twenty-five percent (25%) of the Account to the Common Stock crediting rate, the portion of the Account allocated to the Common Stock crediting rate that exceeds twenty-five percent (25%) of the total Account balance will automatically be reallocated to the fixed rate crediting option as of the January 1 of the year in which such reallocation was made.

     Subject to the percentage limits in the preceding paragraph, Participants may change their crediting rate elections once each calendar month by giving the Company notice of such change in accordance with a method and/or procedures approved by the Company for that purpose. Upon receipt of such notice, the Committee will effect the change on the first day of the calendar month immediately following the month in which such notice was received. Such change will govern the Participant’s Account balance and future deferrals occurring on or after the effective date of such change.

Section 4.2.1. Fixed Rate. If a Participant elects a fixed rate, the interest will be compounded on a daily basis and posted to the Participant’s Account daily at an effective annual yield equal to the rate of ten-year United States Treasury notes in effect at the time as determined below. The rate will be determined four times each Plan Year and for each Plan Year quarter will be the rate in effect as of the last day of the calendar quarter immediately prior to the calendar quarter to which it applies, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company.

Through July 1, 2002, for Permissible Deferrals elected under the Plan and commencing prior to January 1, 1995, the effective annual yield for the fixed rate crediting option was equal to one hundred twenty percent (120%) of the ten-year rolling average rate of ten-year United States Treasury notes. The ten-year rolling average rate was the rate in effect as of September 30 of the Plan Year immediately prior to the Plan Year to which it applied, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company. Effective July 1, 2002, such effective annual yield for the fixed rate crediting option is eliminated and replaced with an effective annual yield equal to the rate of ten-year United States Treasury notes, as determined in accordance with the first paragraph of this Section 4.2.1.

Section 4.2.2. Variable Rate. If a Participant elects a variable rate, the Participant’s Account will be credited or debited as if the Account balance were invested in one or more funds selected by the Company in the proportions elected by the Participant. Participants may elect to have their Accounts treated as if they were invested in one or more of the funds selected, provided the election is in whole number increments of the Account.

Section 4.2.3. Common Stock Crediting Rate. If a Participant elects the Common Stock crediting rate, the Participant’s Account will be valued as if his or her Account were invested in shares of Common Stock equal to the number of Deferred Compensation Units posted to his or her Account. The value of a Participant’s Account will vary with the value of the Company’s Common Stock. The Participant’s Account will be credited, as of the applicable dividend payment date, with additional Deferred Compensation Units equal in value to any dividends declared on the Company’s Common Stock based on the number of Deferred Compensation Units posted to the Participant’s Account as of the record date with respect to the declaration of such dividend. As of any date of valuation, the value of a Participant’s Account will be equal to the value (at the Closing Price on such date) of the number of shares of Common Stock represented by the Deferred Compensation Units credited to the Account as of that date.

ARTICLE 5 VESTING

     Participant deferrals are fully vested immediately.

ARTICLE 6 DISTRIBUTION OF BENEFITS

     Section 6.1. Time of Payment. Payments of benefits shall be made by the Company upon the earliest to occur of the following:

(a) the termination, voluntary or involuntary, of the Participant’s membership on all Boards of Directors of all Participating Affiliates; or

(b) the Participant’s death.

Except as otherwise provided, benefit payments shall commence in the first month of the first calendar quarter that begins at least forty-five days after the occurrence of the event described in the preceding sentence which results in benefit distribution.

     Section 6.2. Form of Benefits for Distributions Made On Account of Termination of Membership on All Boards of Directors.

Section 6.2.1. For distributions made on account of the termination, voluntary or involuntary, of the Participant’s membership on all Boards of Directors of all Participating Affiliates, payments from the Account shall be made in accordance with the Standard Form of Benefit. The Participant in the Plan Year prior to payment of benefits may, however, petition the Committee for, and the Committee may approve at such time, one of the following forms of benefit:

(a) semimonthly payments over a five (5) year period; or

(b) a single distribution paid within forty-five (45) days after the termination of the Participant’s membership on all Boards of Directors of all Participating Affiliates.

Section 6.2.2. Except for a single distribution, benefit payments shall be in the form of semimonthly cash installments paid during the applicable payment period (the “Overall Payment Period”). The amount of each installment payment shall be level during the portion of the Overall Payment Period ending on December 31 of the Plan Year in which benefit payments commence (the “Initial Payment Period”), during each complete Plan Year of the Overall Payment Period thereafter (a “Plan Year Payment Period”), and during any remaining period of the Overall Payment Period following the last Plan Year Payment Period (the “Remainder Payment Period”), but will vary from one such portion of the Overall Payment Period to the next.

Section 6.2.3. The amount of each level payment for the Initial Payment Period, if any, shall be calculated using the balance in the Account as of the beginning of the Initial Payment Period and amortizing such balance over the remaining Overall Payment Period (a) using an assumed interest rate equal to the rate of one-year United States Treasury notes for each Participant receiving payments of benefits prior to December 8, 1999, said rate to be determined once each Plan Year and to be the rate in effect as of the September 30 immediately preceding the payment period to which it applies, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company (the “Assumed Interest Rate”), and (b) using an assumed interest rate of zero percent (0%) for all other Participants. The amount of each level payment for each Plan Year Payment Period shall be calculated by taking the balance in the Account as of November 30 of the Plan Year immediately prior to such Plan Year Payment Period, subtracting the benefit payments made during the portion of such preceding Plan Year following November 30, and amortizing the difference over the remaining Overall Payment Period (x) using the Assumed Interest Rate for each participant receiving payments of benefits prior to December 8, 1999, and (y) using an assumed interest rate of zero percent (0%) for all other Participants. The amount of each level payment for the Remainder Payment Period, if any, shall be calculated by taking the balance in the Account as of November 30 of the Plan Year immediately prior to the Remainder Payment Period, subtracting the benefit payments made during the portion of such preceding Plan Year following November 30, and amortizing the difference over the Remainder Payment Period using an assumed interest rate of zero percent (0%) per annum. If the actual crediting rate for the Remainder Payment Period is more than zero percent, the additional gain resulting from the difference in crediting rates shall be paid to the Participant in a single payment within six months after the last day of the Remainder Payment Period.

Section 6.2.4. The Account shall be credited during the Overall Payment Period with gains and losses as provided in Section 4.2.

Section 6.2.5. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, (i) increase or reduce any assumed interest rate set forth in this Section 6.2 and any such assumed interest rate, as so adjusted, shall be effective for calculating level semimonthly installments for Participants whose benefit payments commence after the date of such adjustment, and (ii) change the date set forth in Section 6.2.3 on which the balance in the Participant’s Account is to be determined for purposes of calculating the amount of each level payment for each Plan Year Payment Period and each Remainder Payment Period, and any such revised date shall be effective for calculating level semimonthly installments for the Plan Year Payment Period or the Remainder Payment Period beginning on or after the effective date of such revision.

     Section 6.3. Death Benefits.

6.3.1. Death After Benefit Commencement. In the event a Participant dies after commencement of benefits, the remaining benefit payments, if any, shall be paid to the Participant’s Beneficiary in the same manner such benefits were being paid to the Participant at the time of death and would have been paid to the Participant had the Participant survived. A Beneficiary may petition the Committee for an alternative method of payment. The Account shall be credited from the Participant’s date of death through the end of the Overall Payment Period at an interest rate equal to the rate of one-year United States Treasury notes, said rate to be determined once each Plan Year and to be the rate in effect as of September 30 of the Plan Year immediately prior to the Plan Year to which it applies, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company.

6.3.2. Death Prior to Benefit Commencement. In the event a Participant dies prior to the time benefits commence, the Company shall pay a pre-retirement death benefit to the Participant’s Beneficiary in the form of a lump sum payment, semimonthly payments over a five-year period, or semimonthly payments over a ten-year period, as selected by the Participant on a form and in a manner prescribed by the Committee. A Participant may change such election once each Plan Year. If the form of payment selected by the Participant is a lump sum, the amount of the pre-retirement death benefit shall be equal to the Participant’s Account as of the date of the Participant’s death. If the form of payment selected by the Participant is semimonthly payments over a five or ten-year period, the amount of the pre-retirement death benefit shall be equal to the Participant’s Account as of the date of the Participant’s death, annuitized over a five-year or ten-year period, respectively, at an interest rate equal to the rate of one-year United States Treasury notes in effect as of September 30 of the Plan Year immediately prior to the Plan Year in which payment of the pre-retirement death benefit commences, as published in the Wall Street Journal or as determined by the Chief Financial Officer of the Company. If a Participant fails to select the form of the pre-retirement death benefit, the pre-retirement death benefit shall be paid in the form of semimonthly payments over a ten-year period.

6.3.3. Marital Deduction. Any benefits which become payable under this Article 6 to the surviving spouse of a Participant shall be paid in a manner which will qualify such benefits for a marital deduction in the estate of a deceased Participant under the terms of Section 2056 of the Code, and unless specifically directed by a Participant to the contrary pursuant to an effective beneficiary designation, any portion of a Participant’s death benefit payable to a surviving spouse which remains unpaid at the death of such spouse shall be paid to the spouse’s estate.

6.3.4. Designation by Participant. Each Participant has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A beneficiary designation by a Participant shall be in writing on a form acceptable to the Committee and shall only be effective upon delivery to the Company. In the event a Participant is married at the time he or she designates a beneficiary other than his or her spouse, such designation will not be valid unless the Participant’s spouse consents in writing to such designation. A beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new beneficiary designation form. The beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

6.3.5. Failure to Designate Beneficiary. In the event there is no beneficiary designation on file with the Company, or all Beneficiaries designated by a Participant have predeceased the Participant, the benefits payable by reason of the death of the Participant shall be paid to the Participant’s spouse, if living; if the Participant does not leave a surviving spouse, to the Participant’s issue by right of representation; or, if there are no such issue then living, to the Participant’s estate. In the event there are benefits remaining unpaid at the death of a sole Beneficiary and no successor Beneficiary has been designated, either by the Participant or the Participant’s spouse pursuant to 6.4.3, the remaining balance of such benefit shall be paid to the deceased Beneficiary’s estate; or, if the deceased Beneficiary is one of multiple concurrent Beneficiaries, such remaining benefits shall be paid proportionally to the surviving Beneficiaries.

     Section 6.4. Claims Procedure. The Committee shall notify a Participant in writing within ninety (90) days of the Participant’s written application for benefits of his or her eligibility or non-eligibility for benefits under the Plan. If the Committee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provision of the Plan on which the denial is based, (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his or her claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If a Participant is determined by the Committee to be not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, he or she shall have the opportunity to have his or her claim reviewed by the Committee by filing a petition for review with the Committee within sixty (60) days after receipt by him or her of the notice issued by the Committee. Said petition shall state the specific reasons the Participant believes he or she is entitled to benefits or greater or different benefits. Within sixty (60) days after receipt by the Committee of said petition, the Committee shall afford the Participant (and his or her counsel, if any) an opportunity to present his or her position t the Committee orally or in writing, and said Participant (or his or her counsel) shall have the right to review the pertinent documents, and the Committee shall notify the Participant of its decision in writing within said sixty (60) day period, stating specifically the basis of said decision written in a manner calculated to be under-stood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Committee, but notice of this deferral shall be given to the Participant.

     Section 6.5. Alternate Forms of Benefit Distribution. Participants, no later than in the Plan Year prior to the Plan Year in which payment of benefits commence may petition the Committee to request methods of benefit distribution other than those provided pursuant to this Article 6.

     Section 6.6. Distributions on Plan Termination. Notwithstanding anything in this Article 6 to the contrary, if the Plan is terminated, distributions shall be made in accordance with Section 9.2.

ARTICLE 7 FUNDING

     Section 7.1. Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets or from an irrevocable trust established by the Company for that purpose. The Company may, but shall have no obligations to, make such advance provision for the payment of such benefit as the Board may from time to time consider appropriate.

     Section 7.2. No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the, Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

ARTICLE 8 ADMINISTRATION AND FINANCES

     Section 8.1. Administration. The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

     Section 8.2. Powers of Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a) to interpret the provisions of the Plan;

(b) to establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c) to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Committee in Section 8.1, the Company specifically intends that the Committee have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any such decision made by the Committee is intended to be subject to the most deferential standard of judicial review. Such standard of review is not to be effected by any real or alleged conflict of interest on the part of the Company or any member of the Committee.

     Section 8.3. Actions of the Committee. Except as modified by the Company, all determinations, interpretations, rules, and decisions of the Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

     Section 8.4. Delegation. The Committee, or any officer designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

     Section 8.5. Reports and Records. The Committee and those to whom the Committee has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

ARTICLE 9 AMENDMENTS AND TERMINATION

     Section 9.1. Amendments. The Company, by action of the Board, may amend the Plan, in whole or in part, at any time and from time to time. Any such amendment shall be filed with the Plan documents. No amendment, however, may be effective to eliminate or reduce the benefits of any retired Participant or the Beneficiary of any deceased Participant then eligible for benefits or the benefits, if any, in any active Participant’s Account immediately before the effective date of such amendment, and each such Account will be credited to the date of such amendment in accordance with Section 4.2. Notwithstanding anything in this Section 9.1 to the contrary, the Committee may, in its discretion, amend the Plan to reduce the rates set forth in Section 4.2 for crediting the Accounts of active Participants effective for crediting from the date of any such amendment. Notwithstanding anything in this Section 9.1 to the contrary, the Committee may, in its discretion, (i) amend the Plan to increase or reduce any assumed interest rate set forth in Section 6.2, in accordance with the provisions of Section 6.2.5, or (ii) amend the Plan to change the date set forth in Section 6.2.3 on which the balance in the Participant’s Account is to be determined for purposes of calculating the amount of each level payment for each Plan Year Payment Period and each Remainder Payment Period, in accordance with provisions of Section 6.2.5.

     Section 9.2. Termination. The Company expects the Plan to be permanent, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time by written action of the Board. In all events, the Plan will be terminated if the existence of a trust causes a federal court to hold that the Plan is “funded” for ERISA purposes, as defined in Section 2.02-4 of the Trust, and appeals from that holding are no longer timely or have been exhausted, and the trust is therefore terminated with respect to the Plan. Upon termination of the Plan, all deferrals will cease and no future deferrals will be made. Termination of the Plan shall not operate to eliminate or reduce benefits of any retired Participant or the Beneficiary of any deceased Participant then eligible for benefits or the benefits, if any, in any active Participant’s Account immediately before the effective date of such termination, and each such

Account will be credited, to the date of distribution of all benefits in such Account, in accordance with Section 4.2, as it may be amended from time to time pursuant to Section 9.1.

     If the Plan shall at any time be terminated, payments from the Accounts of all Participants and Beneficiaries shall be made as soon as administratively convenient in the form of monthly payments over a five (5) year period; however, the Committee in its sole discretion may pay the benefits in a lump sum. Notwithstanding the preceding sentence, if the termination occurs because the Plan is held to be “funded” as described in the first paragraph of this Section 9.2, the distribution will be paid in a lump sum not later than ninety (90) days after such termination.

ARTICLE 10 MISCELLANEOUS

     Section 10.1 No Guarantee of Membership. Neither the adoption and maintenance of the Plan nor the execution by the Company of a Permissible Deferral agreement with any Director shall be deemed to be a contract between the Company and any Participant to retain his or her position as a Director.

     Section 10.2. Release. Any payment of benefits to or for the benefit of a Participant or a Participant’s Beneficiaries that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for benefits under this Plan to the extent of such payment.

     Section 10.3. Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand delivered or sent, postage prepaid, certified or registered mail with return receipt requested, to the principal office of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand delivery or mailing.

     Section 10.4. Non-Alienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind.

     Section 10.5. Tax Liability. The Company may direct the trustee of the Trust to withhold from any payment of benefits under the Plan such amounts as the Company determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld or for which the trustee of the Trust may become liable under applicable law. The Company may also direct the trustee of the Trust to forward to the appropriate taxing authority any amounts required to be paid by the Company or the Trust under the preceding sentence. Any amounts withheld pursuant to this Section 10.5 in excess of the amount of taxes due (and interest thereon) shall be paid to the Participant or Beneficiary upon final determination, as determined by the Company, of such amount. No interest shall be payable by the Company to any Participant or Beneficiary by reason of any amounts withheld pursuant to this Section 10.5.

     Section 10.6. Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

     Section 10.7. Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Missouri, except to the extent such laws are preempted by the laws of the United States of America.

Dated:	June 10, 2002	H&R BLOCK, INC.

/s/ Mark A. Ernst Mark A. Ernst President and Chief Executive Officer